---Original Message---
FROM: Pasternak, Dana, GCM
SENT: Tuesday, July 10, 2007 10:51 AM
CC: McKeever, Michael, GCM
SUBJECT: FW: RAAC 2007-SP2 Offering Document - CHANGED PAGE

The original email is being forwarded due to the following disclaimer not being included on the original email.

 The issuer has filed a registration statement (including a base prospectus) with the
SEC for the

offering to which this free writing prospectus relates. Before you invest in this offering, you should

read the base prospectus in that registration statement and other documents the issuer has filed with

the SEC for more complete information about the issuer and this offering. You may get these

documents for free by visiting EDGAR on the SEC Web site at www.sec.gov
<http://www.sec.gov/>.

Alternatively, RBS Greenwich Capital will arrange to send you the base prospectus at no charge if you

request it by calling 1-866-884-2071 or emailing offeringmaterials@rbsgc.com.

This free writing prospectus is being delivered to you solely to provide you with information about the

offering and to solicit an offer to purchase the offered securities. Any such offer to purchase made by

you will not be accepted and will not constitute a contractual commitment by you to purchase any of

the securities until we have accepted your offer to purchase such securities. Any such commitment

shall be subject to the conditions specified below.

This free writing prospectus is not required to contain all of the information that is required to be

included in the base prospectus and the prospectus supplement. The information in this free writing

prospectus is preliminary and is subject to completion or change. The information in this free writing

prospectus, if conveyed prior to the time of your commitment to purchase the offered securities,

supercedes any prior version of this free writing prospectus and any information contained in any prior

similar free writing prospectus relating to these securities. If a preliminary prospectus is conveyed to

you prior to your commitment to purchase, that document supersedes all other information provided to

you concerning the offered securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in

any state where such offer, solicitation or sale is not permitted.

The securities referred to in this free writing prospectus are being offered when, as and if issued. The

issuer is not obligated to issue any such securities or any similar securities, and all or a portion of the

securities may not be issued that have the characteristics described herein. The underwriters'

obligation to deliver such securities is subject to the terms and conditions of the underwriting

agreement with the issuer and the availability of the securities having the characteristics described

herein. If, for any reason, the issuer does not deliver such securities, the underwriter will notify you,

and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion

of the securities which you have committed to purchase, and there will be no liability between us as a

consequence of the non-delivery.

For asset-backed and mortgage-backed securities: Certain of the information contained herein may be

based on numerous assumptions (including preliminary assumptions about the pool assets and

structure), which may not be specifically identified as assumptions in the information. Any such

information or assumptions are subject to change. The information in this free writing prospectus may

reflect assumptions specifically requested by you. If so, prior to the time of your commitment to

purchase, you should request updated information based on any assumptions specifically required by

you.

Any legends, disclaimers or other notices that may appear below or on any electronic communication

to which this free writing prospectus is attached which state that (1) these materials do not constitute

an offer (or a solicitation of an offer), (2) no representation is made as to the accuracy or completeness

of these materials and that these materials may not be updated or (3) these materials may be

confidential are not applicable to this communication and should be disregarded. Such legends,

disclaimers or other notices have been automatically generated as a result of this communication

having been sent via Bloomberg or another system.
-----Original Message-----
FROM: Pasternak, Dana, GCM
SENT: Tuesday, July 03, 2007 11:23 AM
CC: Pucel, Robert, GCM; Bower, Mark, GCM; Smith, Adam, GCM; McKeever, Michael, GCM
SUBJECT: RAAC 2007-SP2 Offering Document - CHANGED PAGE

Please find attached the as printed offering document and changed pages.  The percentage referenced in the Trigger Event has changed from 45.20% to 29.95% (see the attached changed page for the full definition).

<<RAAC 2007-SP2 As Printed Prelim Pro Supp.pdf>> <<changed pages.pdf>>
Dana J. Pasternak
Asset Backed Finance
RBS Greenwich Capital
203-618-6380
[GRAPHIC OMITTED]

*******************************************************************
*

THIS E-MAIL IS INTENDED ONLY FOR THE ADDRESSEE NAMED ABOVE.
AS THIS E-MAIL MAY CONTAIN CONFIDENTIAL OR PRIVILEGED INFORMATION,
IF YOU ARE NOT THE NAMED ADDRESSEE, YOU ARE NOT AUTHORIZED
TO RETAIN, READ, COPY OR DISSEMINATE THIS MESSAGE OR ANY PART OF
IT.

*******************************************************************
*

Information contained herein is subject to completion or amendment.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission.
 This prospectus will not constiture an offer to sell or a solicitation of an offer to buy nor will there be any sale of the offered certificates in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.

                      SUBJECT TO COMPLETION, DATED JULY ~~2,~~ 3, 2007

                       PROSPECTUS SUPPLEMENT DATED JULY __, 2007
                         (TO PROSPECTUS DATED APRIL 17, 2007)
                                     $279,284,000
                      (APPROXIMATELY, SUBJECT TO +/-5% VARIANCE)
                       RESIDENTIAL ASSET MORTGAGE PRODUCTS, INC.
                                       DEPOSITOR
                              RAAC SERIES 2007-SP2 TRUST
                                    ISSUING ENTITY
                           RESIDENTIAL FUNDING COMPANY, LLC
                              MASTER SERVICER AND SPONSOR

           MORTGAGE ASSET-BACKED PASS-THROUGH CERTIFICATES, SERIES 2007-SP2

OFFERED CERTIFICATES

        The trust will  consist  primarily  of a pool of one-to  four-family  first and second lien  seasoned  mortgage  loans.  The trust will issue  three  classes of senior certificates,  the Class A  Certificates,  all of which are being  offered  under  this prospectus  supplement,  and five classes of subordinate  certificates,  four of which, the Class M Certificates,  are being offered under this prospectus  supplement,  all as more fully described in the table on page S-3 of this prospectus supplement.

CREDIT ENHANCEMENT

        Credit enhancement for the offered certificates consists of:

        o  excess cash flow from the mortgage loans and overcollateralization; and

        o  in the case of the Class A Certificates  and the Class M  Certificates,  the
           subordination   provided  to  the  Class  A  Certificates  by  the  Class  M
           Certificates,  and the  subordination  provided to the Class M  Certificates by each class of Class M Certificates with a lower payment priority.

The holders of the Class A Certificates  and the Class M Certificates  may benefit from a series of interest rate cap payments from the yield  maintenance  agreement  provider pursuant to a yield maintenance agreement.

The holders of the Class A Certificates  and the Class M Certificates  may benefit from a series of  interest  rate cap  payments  from the basis risk cap  agreement  provider pursuant to a basis risk cap agreement.

The  supplemental  interest  trust  trustee,  on  behalf of the  supplemental  interest trust,  will be directed to enter into a swap  agreement for the benefit of the Class A and the Class M Certificates.

Distributions  on the  certificates  will be on the 25th day of each  month,  or if the
25th is not a business  day, on the next  following  business day,  beginning  July 25,
2007.

---------------------------------------------------------------------------------------------------------------------------------
              YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE S-12 IN THIS PROSPECTUS SUPPLEMENT.
---------------------------------------------------------------------------------------------------------------------------------

The prospectus  supplement and the  accompanying  prospectus may be used by Residential
Funding Securities,  LLC, an affiliate of the depositor,  in connection with offers and sales of the offered certificates in market-making transactions.

NEITHER THE SECURITIES  AND EXCHANGE  COMMISSION  NOR ANY STATE  SECURITIES  COMMISSION
HAS  APPROVED  OR  DISAPPROVED  OF THE OFFERED  CERTIFICATES  OR  DETERMINED  THAT THIS
PROSPECTUS  SUPPLEMENT OR THE  PROSPECTUS IS ACCURATE OR COMPLETE.  ANY  REPRESENTATION
TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE  ATTORNEY  GENERAL  OF THE  STATE OF NEW YORK HAS NOT  PASSED  ON OR  ENDORSED  THE
MERITS OF THIS OFFERING.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

The certificates  represent  interests only in the trust, as the issuing entity, and do not represent  interests in or  obligations of  Residential  Asset  Mortgage  Products,
Inc., as the depositor,  Residential  Funding Company,  LLC, as the sponsor,  or any of their affiliates.

Greenwich  Capital Markets,  Inc. and Residential  Funding  Securities,  LLC will offer the  senior  certificates  and four  classes  of the  subordinate  certificates  to the public,  at varying  prices to be determined  at the time of sale.  The proceeds to the depositor  from the  sale of  these  underwritten  certificates  will be  approximately
____% of the principal  balance of these  underwritten  certificates,  before deducting expenses.

              RBS GREENWICH CAPITAL (Joint Lead Manager and Book Runner)

    DISTRIBUTION DATE         NOTIONAL BALANCE ($)
     1/25/2009                 95,571,924.43
     2/25/2009                 82,756,979.51
     3/25/2009                 78,525,794.97
     4/25/2009                 75,052,739.21
     5/25/2009                 71,962,622.20
     6/25/2009                 69,215,470.25
     7/25/2009                 66,687,057.34
     8/25/2009                 64,241,567.44
     9/25/2009                 61,913,266.73
    10/25/2009                 59,677,741.17
    11/25/2009                 57,302,741.89
    12/25/2009                 55,119,347.16
     1/25/2010                 51,230,305.49
     2/25/2010                 48,020,850.03
     3/25/2010                 46,406,411.05
     4/25/2010                 44,849,826.23
     5/25/2010                 43,348,821.65
     6/25/2010                 41,901,223.02
     7/25/2010                 40,504,950.79
     8/25/2010                 39,148,693.48
     9/25/2010                 37,849,752.64
    10/25/2010                 36,596,103.11
    11/25/2010                 35,341,513.42
    12/25/2010                 34,176,643.05
     1/25/2011                 33,000,196.72
     2/25/2011                 31,917,736.21
     3/25/2011                 30,865,932.62
     4/25/2011                 29,857,034.92
     5/25/2011                 28,882,590.89
     6/25/2011                 27,941,299.21
     7/25/2011                 27,032,060.67
     8/25/2011                 26,152,910.57
     9/25/2011                 25,279,164.20
    10/25/2011                 24,429,286.83
    11/25/2011                 23,395,117.66
    12/25/2011                 22,353,318.28
     1/25/2012                 21,421,167.83
     2/25/2012                 20,615,860.89
     3/25/2012                 19,973,003.62
     4/25/2012                 19,350,237.45
     5/25/2012                 18,746,926.68
     6/25/2012                 18,162,456.23

        SWAP  COUNTERPARTY  TRIGGER  EVENT--An event of default under the swap agreement with respect to which the swap  counterparty  is a defaulting  party (as defined in the swap  agreement),  a termination  event under the swap  agreement with respect to which the swap  counterparty  is the sole affected  party (as defined in the swap  agreement)
or an additional  termination  event under the swap agreement with respect to which the swap counterparty is the sole affected party.

        TRIGGER  EVENT--A  Trigger  Event is in effect with respect to any  distribution date if either (i) with respect to any  distribution  date the  three-month  average of the related  Sixty-Plus  Delinquency  Percentage,  as determined  on that  distribution
date  and  the  immediately   preceding  two  distribution  dates,  equals  or  exceeds
45.2029.95%  of the  Senior  Enhancement  Percentage  or (ii) the  aggregate  amount of
Realized Losses on the mortgage loans as a